Exhibit 99.1

SITO Mobile Sells Remaining Wireless Application Business to 3Cinteractive

GlobeNewswire • February 8, 2017

Comment

JERSEY CITY, N.J., Feb. 08, 2017 (GLOBE NEWSWIRE) -- SITO Mobile Ltd. (SITO), a leading mobile engagement platform provider, announced today that it has sold the remaining portion of its legacy Wireless Applications business to 3Cinteractive for $400,000 in cash - $310,000 has been received and $90,000 is subject to additional closing items.

SITO’s sale of its Wireless Applications business (SMS messaging) completes SITO’s exit from this legacy non-core business and has no material effect on SITO’s overall revenue plan for 2017 or beyond.  The transaction did not include the sale or license of any of SITO’s patents or proprietary technology.

About SITO Mobile Ltd.

SITO Mobile provides a mobile engagement platform that enables brands to increase awareness, loyalty and ultimately sales. For more information, visit www.sitomobile.com.

About 3C

3C empowers leading brands and retailers to develop deeper, more valuable relationships with their customers through its mobile marketing services. Leveraging 3C’s expertise and its Switchblade™ platform’s multichannel capabilities—including SMS and MMS, mobile coupons, mobile wallet, mobile web, location based services and more—marketers can deliver timely, relevant engagements at the moment of need.  To learn more visit www.3C.com.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our reliance on brand owners and wireless carriers, the possible need for additional capital as well as other risks identified in our filings with the SEC. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Contacts:
Investor Relations:
Joseph Wilkinson
SVP Investor Relations
Joseph.Wilkinson@sitomobile.com

Media Relations:
Alexandra Levy
Silicon Alley Media
alex@siliconalley-media.com

RELATED LINKS
http://www.sitomobile.com